UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2006

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

461 South Milpitas Blvd. Milpitas, California		95035
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 933-4000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2006, Globalstar, Inc. (“Globalstar”) and Alcatel Alenia Space France (“Alcatel”) entered into a definitive contract pursuant to which Alcatel will construct 48 low-earth-orbit satellites in two batches (the first of 25 (including a proto-flight model satellite) and the second of 23) for Globalstar’s second-generation satellite constellation.  Under the contract, Alcatel will also provide launch support services and mission operations support services.  Globalstar will contract separately with other providers for launch services and launch insurance for the satellites.

The total contract price will be approximately € 661.0 million (approximately $871.0 million at a conversion rate of € 1.00 = $1.3177 on the date of the contract), subject to reduction by approximately € 28.0 million (approximately $36.9 million) if Globalstar elects to accelerate construction and delivery of the second batch of satellites.  Of the € 661.0 million, approximately € 620.0 million ($816.9 million) will be paid for the design, development and manufacture of the satellites and approximately € 41.0 million ($54.0 million) will be paid for launch and mission support services.  Globalstar also is obligated to pay Alcatel up to $75.0 million in bonus payments depending upon the fulfillment of various conditions, including Globalstar’s cumulative EBITDA exceeding certain projections, Alcatel’s achievement of the specified delivery schedule and satisfactory operation of the satellites after delivery.  Approximately € 146.8 million ($190.0 million) of the purchase price may be paid by Globalstar in dollars at a fixed exchange rate of € 1.00 = $1.2940.  The approximately € 12.4 million ($16.0 million) previously paid by Globalstar to Alcatel pursuant to the Authorization to Proceed dated October 5, 2006, as amended, will be credited against payments to be made by Globalstar under the contract.

Globalstar will establish and maintain an escrow account with a commercial bank to secure its payment obligations under the contract.  The amount of the escrow account will be not less than the next two quarterly payments required by the contract.  The initial escrow deposit is € 40.0 million.  Globalstar is required to establish the escrow account by December 12, 2006.  If Globalstar fails to do so, the contract terminates.  Globalstar must obtain the consent of its lenders to establish the escrow account.

Payments under the contract will begin in the fourth quarter of 2006 and will extend into the fourth quarter of 2013 unless Globalstar elects to accelerate the delivery of the second batch of satellites.

The contract requires Alcatel to commence delivery of the satellites in the third quarter of 2009, with deliveries continuing until the third quarter of 2013, unless Globalstar elects to accelerate deliveries.  If Globalstar elects to accelerate delivery of the second batch of satellites, it is contemplated that all of the satellites could be delivered as early as the third quarter of 2010.

The contract contains customary default and termination provisions.  In addition, Globalstar may elect to terminate the contract for convenience at any time upon payment of a termination fee of up to the sum of the next two quarterly payments.

Globalstar issued a press release on December 4, 2006 discussing the contract with Alcatel, which is filed as Exhibit 99.1 to this Form 8-K and incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits.

99.1         Press release dated December 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Fuad Ahmad
Fuad Ahmad
Vice President and
Chief Financial Officer

Date:  December 6, 2006